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                                                                     EXHIBIT 4.4

                         DURA AUTOMOTIVE SYSTEMS, INC.
                              NON-QUALIFIED PLAN

          1. Name and Purpose. The name of this plan is the DURA Automotive Systems, Inc. Non-Qualified Plan (the "Plan"). The purpose of the Plan is to permit each key employee of the DURA Automotive Systems, Inc. (the "Company"), any subsidiary thereof (a "Subsidiary"), and its parent corporation, Hidden Creek, Inc. (the "Parent Company"), who is designated by the Pension Committee of the Company (in either case, a "Participant") to elect to defer all or a portion of his or her compensation from the Company until such Participant ceases to be an Employee or is no longer designated by the Pension Committee of the Company as being eligible to participate in the Plan. The Plan is intended to be a "a plan which is unfunded and is maintained by an employer primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees" within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and shall be interpreted and administered to the extent possible in a manner consistent with that intent.

          2. Right to Defer. For the 1996 fiscal year of the Company ("Plan Year"), each Participant may elect to defer payment of up to 80% of such Participant's [compensation] for the month of December, 1996 otherwise payable for services rendered in such month and 100% of the portion of any bonus amount paid to employees of the Parent Company which represents payment for services rendered in December, 1996.

          For 1997 and subsequent Plan Years, each Participant may elect to defer up to:

                 .  80% of compensation,

                 . 100% of any annual bonus, and

                 . 100% of any pension plan make-up contribution.

          3. Deferral Elections. A Participant's election to defer payments hereunder (a "Deferral Election") shall be in writing and shall be deemed to have been made upon receipt and acceptance by the Company. In order to be effective hereunder, a Deferral Election for any Plan Year must be made not later than December 31 of the preceding Plan Year and shall specify the time and method of payment pursuant to Section 5(a) and 5(c) below applicable to the amount(s) deferred thereunder.

              Nonwithstanding the foregoing, (a) any Deferral Election for Plan Year 1996 may be made no later than November 27, 1996 and (b) a person who becomes a Participant during a Plan Year may make Deferral Elections with respect to compensation to be earned during the remainder of such Plan Year after such election or before the thirtieth (30th) day after the date he or she becomes a Participant. A Deferral Election made for a Plan Year may not be revised after the last date on which it could have been made except that any Deferral Election made with respect to a Participant's

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compensation may be revoked in its entirety by the Participant at any time by filing a written notice of revocation with the Company, but only as to compensation which has not yet been earned and which is payable after receipt and acceptance by the Company of such revocation.

          4.  Accounts: Crediting Earnings & Losses.

              (a) All amounts deferred by a Participant under this Plan shall be credited by the Company or Subsidiary, whichever is the employer of the Participant, to a book account (a "Deferred Compensation Account") in the name of such Participant as of the dates such amounts would have been paid to the Participant but for his or her Deferral Election.

              (b) The Company shall, from time to time and in its sole discretion, select one or more investment vehicles (which may, but need not be, comparable to investment vehicles offered as investment options under the DURA Automotive Systems, Inc. Employees 401(k) Savings Plan) to be made available as the measuring standards for crediting earnings or losses to each Participant's Deferred Compensation Account. A Participant may select from such investment vehicles in a manner established by the Company, the investment vehicle or vehicles to apply to his or her Account and may change such selections, all in accordance with such rules as the Company may establish. The earnings or losses to be credited to the Participant's Account under this Section 4(b) for any period shall be equivalent to the amount of earnings or losses which would have been credited to the Account if the Account had actually been invested in such investment vehicles during such period in the manner selected by the Participant.

              (c) Notwithstanding the foregoing, the Committee may change the method for crediting earnings or losses to Accounts under (b) by written notice to each Participant (including former Participants, if any, who then have a Deferred Compensation Account which would be affected by such change), which notice shall specify the new method for crediting earnings or losses to be used under (b), the effective date of such change and the Deferred Compensation Account(s) to which such new method shall apply.

          5.  Time and Method of Payment.

              (a) Amounts standing to the credit of each Account within a Participant's Deferred Compensation Account shall be paid, or commence to be paid, once the Participant ceases to be an employee of the Company, its Subsidiaries or the Parent Company for any reason whatsoever, as directed by the Participant on the Participant's initial Deferral Election.

              (b) All amounts credited to each Participant's Deferred Compensation Account shall be distributed in cash and shall be made by the Company, the Subsidiary or Parent Company which credited such amounts to the Participant's Deferred Compensation Account.

              (c) All amounts credited to a Participant's Deferred Compensation Account shall be paid in either a single lump sum or in annual installments over a period of three years, as the

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Participant has specified in his or her initial Deferral Election(s); however, in the case of a "Change in Control" of the Company, the Company shall make a single lump sum payment of the amount standing to the credit of the Participant. In the case of installment payments, (i) interest on any Account shall continue to be credited in accordance with Section 4 during the payment period, and (ii) the amount of each payment shall be equal to the amount credited to the Deferred Compensation Account divided by the number of annual payments remaining to be made, including the current payment. [A "Change in Control" of the Company shall mean the purchase or other acquisition by any person, entity or group of persons, within the meaning of section 13(d) or 14(d) of the Securities Exchange Act of 1934 (the "Act"), or any comparable successor provisions, of beneficial ownership (within the meaning of Rule 13d-1 promulgated under the Act) of 30 percent or more of either the outstanding shares of common stock or the combined voting power of the Company's then outstanding voting securities entitled to vote generally, or the approval by the stockholders of the Company of a reorganization, merger or consolidation, in each case, with respect to which persons who were stockholders of the Company immediately prior to such reorganization, merger or consolidation do not, immediately thereafter own more than 50 percent of the combined voting power entitled to vote generally, in the election of directors of the reorganized, merger or consolidated Company's then outstanding securities, or a liquidation or dissolution of the Company or of the sale of all or substantially all of the Company's assets.]

              (d) All amounts credited to a Participant's Deferred Compensation Account shall be paid as they become due to the Participant if then living. All amounts credited to a Participant's Deferred Compensation Account at the time of his or her death shall be paid pursuant to Section 6.

              (e) Notwithstanding any provision hereof to the contrary, a Participant may from time to time request, in such manner as may be satisfactory to the Company, that the Company authorize an emergency payment to such Participant. Any such distribution shall be for the sole purpose of enabling such Participant to meet his immediate and heavy financial needs arising as a result of a sudden and unexpected personal injury, sickness, disability, substantial damage to real or personal property, or other unforeseen and extraordinary emergency of such Participant or a member of his immediate family. Children's educational expenses and the purchase or improvement of a residence are specifically excluded as events deemed to constitute an emergency for purposes of this Section 5(e). If an emergency payment is authorized, the Company shall distribute to such Participant, within a reasonable time, an amount determined by the Company to be sufficient to alleviate the financial hardship, but not in excess of the Participant's Deferred Compensation Account balances as of such date and such account shall be charged with the amount paid therefrom as of the date of payment. In determining the amount to be distributed, the Company may take into account amounts reasonably available from other resources of the Participant.

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              (f) If a Participant is required to pay federal (or state) income tax on all or any portion of the amount credited to his Deferred Compensation Account prior to the time it is actually received or made available, such portion of his Deferred Compensation Account shall be paid to him under the Plan upon written request.

          6. Payments after Death. Each Participant may designate, from time to time, a beneficiary or beneficiaries (who may be named contingently or successively) to whom any amounts which remain credited to the Participant's Deferred Compensation Account at the time of his or her death shall be paid. All such amounts shall be paid in a single lump Sum in accordance with Section
5(b) as soon as practicable after such Participant's death. Each such designation shall revoke all prior designations by the same Participant, except to the extent otherwise specifically noted, shall be in a form prescribed by the Company, and shall be effective only when filed by the Participant in writing with the Company during his or her lifetime. Any amounts which remain credited to a Participant's Deferred Compensation Account at the time of his or her death which are not payable to a designated beneficiary shall be paid to the estate of such Participant in a single lump sum in accordance with Section 5(b) as soon as practicable after the death of such Participant.

          7. Claims Procedure. In the event any person is denied benefits by the Pension Committee, such person shall be notified in writing within ninety
(90) days (or one hundred eighty (180) days if special circumstances require an extension of time) after receipt of this claim by the Committee of:

              (a) the specific reason(s) for the denial;

              (b) specific references to pertinent Plan provisions on which the denial is based;

              (c) a description of any additional material or information necessary for the claimant to perfect his or her claim, and the reason why such material or information is necessary; and

              (d) the procedure for submitting his or her claim for review. After the denial of the claim, the claimant shall be entitled to review pertinent documents and to submit to the Committee in writing any issues to comments the claimant may have regarding his or her claim for benefits under the Plan.

              If the claimant cannot settle his or her dispute with a representative of the Committee, the claimant may request a review of his or her claim by the Committee. Such requests must be made by the claimant in writing within sixty (60) days after receipt of notice that his or her claim has been rejected and may include a request that he or she be granted a hearing before the Committee; in which case, if the Committee shall deem appropriate, such hearing shall be held as soon as practicable thereafter. The Committee shall advise the claimant in writing of the disposition of his or her appeal within sixty (60) days after the request for a review of the claim is first received by the Committee (or

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within one hundred twenty (120) days if a review with a hearing is requested)
and shall give specific references to the pertinent Plan provisions on which the decision is based.

          8.  No Funding Required.

              (a) Nothing in this Plan will be construed to create a trust or to obligate the Company, any Subsidiary, the Parent Company or any other person to segregate a fund, purchase an insurance contract, or in any other way to fund currently the future payment of any benefits hereunder, nor will anything herein be construed to give any Participant or any other person rights to any specific assets of the Company, any Subsidiary, the Parent Company or of any other person. Except as provided in 8(b) below, any benefits which become payable hereunder shall be paid from the general assets of the Company, Subsidiary, or Parent Company, whichever is applicable, in accordance with the terms hereof.

              (b) The Company in its sole discretion may establish a grantor or other trust of which it is treated as the owner under Subpart E of Subchapter J, Chapter l of the Internal Revenue Code of 1986, as amended, to provide for the payment of benefits hereunder, subject to such other terms and conditions as the Company may deem necessary or advisable to ensure (i) that benefits are not includible, by reason of the establishment or funding of the grantor trust, in the income of trust beneficiaries prior to actual distribution and (ii) that the existence of the grantor trust does not cause the Plan or any other arrangement to be considered "funded" for purposes of Title I of ERISA.

          9. Plan Administration and Interpretation. The Company shall have complete control over the administration of the Plan and complete control and authority to determine, in its sole discretion, the rights and benefits and all claims, demands and actions arising out of the provisions of the Plan of any Participant, beneficiary, or other person having or claiming to have any interest under the Plan and the Company's determinations shall be conclusive and binding on all such parties. The Company shall be deemed to be the Plan Administrator with the responsibility for complying with any reporting and disclosure requirements of ERISA. The rights of the Company hereunder shall be exercised by the Pension Committee of the Company.

          10. Non-Assignable. Amounts payable under this Plan shall not be subject to alienation, assignment, garnishment, execution or levy of any kind, and any attempt to cause any such amount to be so subjected shall be null, void and of no effect and shall not be recognized by the Company, its Subsidiaries, or the Parent Company.

          11. Termination and Modification. The Company may terminate this Plan by written notice to each Participant participating therein. A termination of the Plan shall have no effect other than to eliminate the right of each Participant to defer further compensation. The Company may also modify the Plan provided that such modification does not have the effect of reducing the amount in any

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Participant's Deferred Compensation Account. The Company shall notify each
Participant of any modification to the Plan.

          12. Parties. The terms of this Plan shall be binding upon the Company, its Subsidiaries, the Parent Company and their successors or assigns and each Participant participating herein and his or her beneficiaries, heirs, executors and administrators.

          13. Liability of Company. Subject to its obligation to pay the amount credited to the Participant's Deferred Compensation Account at the time distribution is called for by the payment option in effect, none of the Company, its Subsidiaries, the Parent Company nor any person acting in behalf of the Company, its Subsidiaries or the Parent Company shall be liable to any Participant or any other person for any act performed or the failure to perform any act with respect to the Plan.

          14. Notices. Notices, elections or designations by a Participant to the Company hereunder shall be addressed to the Company to the attention of the Corporate Vice President of Human Resources or his or her designee. Notices by the Company to a Participant shall be addressed to the Participant at his or her most recent home address as reflected in the records of the Company.

          15. Unsecured General Creditors. No Participant or his or her legal representative or any beneficiary designated by him or her shall have any right, other than the right of any unsecured general creditor, against the Company, any Subsidiary or the Parent Company with respect to the Deferred Compensation Account of such Participant established hereunder.

          16. Effective Date. This Plan shall be effective as of December 1, 1996, and shall continue in existence thereafter until terminated pursuant to Section l0.

          17. Governing Law. This Plan shall be construed and enforced in accordance with, and governed by, the laws of Michigan.

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